                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.



                                                          EARNINGS RELEASE
                                                          ----------------

                 DELTA GALIL REPORTS THIRD QUARTER 2003 RESULTS
                 ----------------------------------------------
          SALES IN 3Q DECREASED BY 2%, INCREASED BY 5% FOR NINE MONTHS
             NET INCOME IN 3Q DECREASED BY 9%, INCREASED BY 59% FOR
                                   NINE MONTHS


     TEL AVIV, ISRAEL - NOVEMBER 4, 2003 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), the global provider of private label intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported that third quarter sales decreased 2 percent to $148.7 million, compared to $151.9 million in the comparable quarter of 2002. North America accounted for 53 percent of total third quarter sales, Europe for 40 percent and Israel for 7 percent.

     In the first nine months of 2003, sales increased 5 percent to $426.6 million, compared to $407.9 million in the first nine months of 2002. North America accounted for 54 percent of total nine months sales, Europe for 39 percent and Israel for 7 percent.

     Net income and diluted earnings per share for the third quarter decreased 9 percent to $6.0 million or $0.32 per share, compared to $6.6 million or $0.35 per share in the same period last year.

     Net income and diluted earnings per share for the nine months increased 59 percent and 62 percent respectively, to $18.7 million or $1.00 per share, compared to $11.7 million or $0.62 per share for the same period last year.

     Delta's sales in North America decreased 9 percent for the third quarter totaling $78.4 million compared to $86.4 million in the third quarter of 2002. North American sales increased 5 percent for the first nine months of 2003, totaling $230.1 million compared to $219.8 million in the corresponding period of 2002.

     Sales to the US mass market decreased 2 percent to $58.9 million compared to $59.8 million in the third quarter last year. Sales in the first nine months increased by 20% and reached $172.0 million compared to $143.3 million in the corresponding period of 2002.

     Dov Lautman, Delta's Chairman noted, "Delta continues to carry out its strategy of growth in the mass market. Following the reported growth in sales for the year, the recently announced acquisition of Auburn Hosiery will significantly increase the level of sales to the mass market, and to WalMart in particular, and will signal the start of our activities in the sock category for the mass market. We continue to look for further acquisition opportunities in order to add more categories for this sector."

     Delta's North American sales to specialty and department stores dropped 26 percent in the third quarter, totaling $19.5 million compared to $26.5 million in the third quarter of 2002. Sales in the first nine months decreased by 24% and amounted $58.1 million compared to $76.5 million in the corresponding period of 2002.

     Arnon Tiberg, Delta's CEO, stated that "The continuous decline in the specialty and department store market is partially attributed to Delta's decision to reduce its number of customers as well as a general weakness in this part of the market. This reduction of volume significantly affected our operating profitability in this part of the business. Delta expects a significant increase in sales to this area in the coming year."

Delta's sales to UK chain Marks & Spencer, increased 5 percent in the third quarter totaling $44.5 million, compared to $42.3 million in the third quarter of 2002. In the first nine months of 2003, Delta's sales to Marks & Spencer increased 3 percent totaling $125.3 million, compared to $121.4 million in the same period of 2002.

     Operating profit in the third quarter decreased 15 percent to $9.1 million, compared to $10.7 million in the third quarter of last year. In the first nine months of 2003, operating profit increased 46 percent totaling $28.9 million, compared to $19.8 million in the nine months of 2002.

     General and administrative expenses amounted $4.5 million in the third quarter compared to $6.7 million in the same period last year. Third quarter general and administrative expenses included $1.5 million for doubtful debts.

Operating cash flow for third quarter grew to $10.5 million compared to $8.8 million in the prior year. Operating cash flow for the first nine months grew to $30.2 million compared to $13.1 million in the corresponding period last year.

     Aviram Lahav, Chief Financial Officer stated, "The positive cash flow for the quarter contributed to the decrease in outstanding loans and enables further allocation of funds to Delta's growth strategy."

     The board of directors of the Company announced the distribution of a dividend of approximately $2.4 million, or $0.13 per share, for the third quarter of 2003, payable to shareholders of record on November 11, 2003.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN, DONNA KARAN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, CARREFOUR, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE ,NORTH AND CENTRAL AMERICA ,THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE:
WWW.DELTAGALIL.COM

 (THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD.. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:

AVIRAM LAHAV         DELTA GALIL INDUSTRIES LTD.        TEL: +972-3-519-3744

RACHEL LEVINE        THE ANNE MCBRIDE COMPANY           TEL: +212-983-1702 X207


                             FINANCIAL TABLES FOLLOW


                                                            DELTA
                                                    ---------------------
                                                    GALIL INDUSTRIES LTD.



                                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                         -------------------------------------------


                                                                            NINE MONTHS ENDED           THREE MONTHS ENDED
                                                                              SEPTEMBER 30                 SEPTEMBER 30
                                                                       --------------------------    -----------------------
                                                                          2003            2002          2003         2002
                                                                       ----------      ----------    ----------   ----------
                                                                             In US $ thousand (except per share data)
                                                                       -----------------------------------------------------
REVENUES                                                                 426,630         407,938       148,689      151,925
COST OF REVENUES                                                         340,542         328,213       119,022      118,837
                                                                       ----------      ----------    ----------   ----------
GROSS PROFIT                                                              86,088          79,725        29,667       33,088
SELLING, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES:
SELLING AND MARKETING EXPENSES                                            46,730          44,551        16,070       15,735
GENERAL AND ADMINISTRATIVE EXPENSES                                       13,342          14,872         4,494        6,677
CAPITAL GAIN (LOSS) FROM THE SALE OF FIXED ASSETS                          3,929             (85)          (48)           2
REORGANIZATION EXPENSES                                                    1,007             429
                                                                       ----------      ----------    ----------   ----------
OPERATING INCOME                                                          28,938          19,788         9,055       10,678
FINANCIAL EXPENSES - NET                                                   4,323           4,041           914        1,347
OTHER INCOME - NET                                                           361             960
                                                                       ----------      ----------    ----------   ----------
INCOME BEFORE TAXES ON INCOME                                             24,976          16,707         8,141        9,331
TAXES ON INCOME                                                            5,835           4,238         2,227        2,515
                                                                       ----------      ----------    ----------   ----------
INCOME AFTER TAXES ON INCOME                                              19,141          12,469         5,914        6,816
SHARE IN PROFITS (LOSS) OF AN ASSOCIATED COMPANY                            (213)            139            34           68
MINORITY INTEREST IN LOSSES (PROFITS) OF SUBSIDIARIES - NET                 (239)           (885)           63         (247)
                                                                       ----------      ----------    ----------   ----------
NET INCOME FOR THE PERIOD                                                 18,689          11,723         6,011        6,637
                                                                       ==========      ==========    ==========   ==========
EARNINGS PER SHARE - BASIC                                                  1.02            0.62          0.33         0.35
                                                                       ==========      ==========    ==========   ==========
EARNINGS PER SHARE - DILUTED                                                1.00            0.62          0.32         0.35
                                                                       ==========      ==========    ==========   ==========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS:
BASIC                                                                     18,285          18,961        18,326       18,830
                                                                       ==========      ==========    ==========   ==========
DILUTED                                                                   18,685          18,961        18,811       18,830
                                                                       ==========      ==========    ==========   ==========


                                                  DELTA
                                          ---------------------
                                          GALIL INDUSTRIES LTD.


                                   CONDENSED CONSOLIDATED BALANCE SHEET
                                   ------------------------------------


                                                                     SEPTEMBER 30             DECEMBER 31
                                                                   2003         2002             2002
                                                                ----------   ----------       ----------
                                                                            In US $ thousands
                                                                ----------------------------------------
         ASSETS:
        Current assets:
CASH AND CASH EQUIVALENTS                                           6,949        9,493           14,491
ACCOUNTS RECEIVABLE:
TRADE                                                              80,104       93,136           95,601
OTHER                                                              24,686       22,224           17,625
INVENTORIES                                                       139,386      135,684          133,363
INVESTEE COMPANY                                                    1,682        1,615            1,682
                                                                ----------   ----------       ----------
           TOTAL CURRENT ASSETS                                   252,807      262,152          262,762
                                                                ----------   ----------       ----------

INVESTMENTS AND LONG-TERM RECEIVABLES                               7,176        8,643            9,969
                                                                ----------   ----------       ----------
PROPERTY, PLANT AND EQUIPMENT                                     118,505      115,920          121,601
                                                                ----------   ----------       ----------
OTHER ASSETS AND DEFERRED CHARGES                                  46,533       43,986           46,726
                                                                ----------   ----------       ----------
           TOTAL ASSETS                                           425,021      430,701          441,058
                                                                ==========   ==========       ==========

         LIABILITIES AND SHAREHOLDER'S EQUITY:
        Current liabilities:
SHORT-TERM BANK CREDIT                                             88,032       95,717          106,670
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                              52,986       59,183           61,788
OTHER                                                              32,813       26,763           26,359
                                                                ----------   ----------       ----------
         TOTAL CURRENT LIABILITIES                                173,831      181,663          194,817
                                                                ----------   ----------       ----------


        Long-term liabilities:
DEFERRED INCOME TAXES                                              14,637       14,434           14,371
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                       6,481        4,903            6,359
LOANS AND OTHER LIABILITIES                                        17,096       22,247           24,180
                                                                ----------   ----------       ----------
          TOTAL LONG-TERM LIABILITIES                              38,214       41,584           44,910
                                                                ----------   ----------       ----------

          TOTAL LIABILITIES                                       212,045      223,247          239,727

MINORITY INTEREST                                                   3,008        3,360            3,502
SHAREHOLDERS' EQUITY                                              209,968      204,094          197,829
                                                                ----------   ----------       ----------
          TOTAL LIABILITIES AND SHAREHOLDERS EQUITY               425,021      430,701          441,058
                                                                ==========   ==========       ==========


                                                           DELTA
                                                   ---------------------
                                                   GALIL INDUSTRIES LTD.



                                       CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                       ---------------------------------------------


                                                                           NINE MONTHS ENDED          THREE MONTHS ENDED
                                                                              SEPTEMBER 30               SEPTEMBER 30
                                                                           2003         2002         2003           2002
                                                                        ----------   ----------   ----------     ---------
                                                                                        In US $ thousands
                                                                        --------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                                  18,689       11,723        6,011         6,637
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES    11,475        1,391        4,451         2,172
                                                                        ----------   ----------   ----------     ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  30,164       13,114       10,462         8,809
                                                                        ----------   ----------   ----------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                        (10,385)     (11,173)      (2,406)       (3,056)
ADDITIONAL PAYMENT FOR THE ACQUISITION OF SUBSIDIARY                       (2,003)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                                   6,091          471        5,264            58
PROCEEDS FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANIES             2,817        2,480
OTHER                                                                        (610)        (445)        (234)         (113)
                                                                        ----------   ----------   ----------     ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                        (4,090)      (8,667)       2,624        (3,111)
                                                                        ----------   ----------   ----------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS, NET                                                  (7,750)      (3,342)      (2,630)       (2,100)
DIVIDEND TO SHAREHOLDERS                                                   (7,108)      (3,212)      (2,199)       (1,123)
SHORT-TERM BANK CREDIT - NET                                              (18,773)       1,458       (5,182)          124
COST OF ACQUISITION OF TREASURY SHARES                                                  (2,135)                      (341)
OTHER                                                                          15         (485)         393          (500)
                                                                        ----------   ----------   ----------     ---------
NET CASH USED IN FINANCING ACTIVITIES                                     (33,616)      (7,716)      (9,618)       (3,940)
                                                                        ----------   ----------   ----------     ---------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (7,542)      (3,269)       3,468         1,758
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                14,491       12,762        3,481         7,735
                                                                        ----------   ----------   ----------     ---------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                       6,949        9,493        6,949         9,493
                                                                        ==========   ==========   ==========     =========


                                                              DELTA
                                                      ---------------------
                                                      GALIL INDUSTRIES LTD.



                                          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                          ---------------------------------------------


                                                                               NINE MONTHS ENDED           THREE MONTHS ENDED
                                                                                  SEPTEMBER 30                SEPTEMBER 30
                                                                            ------------------------     ----------------------
                                                                               2003          2002           2003         2002
                                                                            ----------    ----------     ----------   ---------
                                                                                              In US $ thousands
                                                                            ---------------------------------------------------
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                                  10,854        10,310          3,405        3,563
DEFERRED INCOME TAXES - NET                                                    (3,755)       (1,405)        (1,894)      (1,671)
CAPITAL GAIN FROM REALIZATION OF INVESTMENT                                      (994)         (960)
IN ASSOCIATED COMPANY
CAPITAL LOSSES (GAIN) FROM SALES OF FIXED ASSETS                               (3,929)           85             48           (2)
OTHER                                                                           2,653         1,415              7          301
                                                                            ----------    ----------     ----------   ---------
                                                                                4,829         9,445          1,566        2,191
                                                                            ----------    ----------     ----------   ---------

CHANGES IN OPERATING ASSETS AND LIABILITIES ITEMS:

DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE                                     13,249       (10,429)        (5,359)      (1,854)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS                             (580)        5,075          5,285        8,021
DECREASE (INCREASE) IN INVENTORIES                                             (6,023)       (2,700)         2,959       (6,186)
                                                                            ----------    ----------     ----------   ---------
                                                                                6,646        (8,054)         2,885          (19)
                                                                            ----------    ----------     ----------   ---------
                                                                               11,475         1,391          4,451        2,172
                                                                            ==========    ==========     ==========   =========